                          SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                           1934 (Amendment No.___)

Filed by Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

         [ ] Preliminary Proxy Statement
         [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
         [X] Definitive Proxy Statement
         [ ] Definitive Additional Materials
         [ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


INSTEEL INDUSTRIES, INC.
--------------------------------------------------------------------------------
(Name of Registrant as specified in its charter)


--------------------------------------------------------------------------------
(Name of person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
         [X] No Fee Required
         [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
             0-11.

(1)    Title of class of securities to which transaction applies:_____
(2)    Aggregate number of securities to which transaction applies:_____
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:_____
(4)    Proposed maximum aggregate value of transaction:_____
(5)    Total fee paid:_____
[ ]    Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)    Amount Previously Paid:_____
(2)    Form, Schedule or Registration Statement No.:_____
(3)    Filing Party:_____
(4)    Date Filed:_____

                          INSTEEL INDUSTRIES, INC.
                              1373 Boggs Drive
                      Mount Airy, North Carolina 27030

                              _________________

                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                              February 4, 1997

                              _________________



         The Annual Meeting of Shareholders of Insteel Industries, Inc., will be held on Tuesday, February 4, 1997, at 10:00 A.M., at the Insteel Industries, Inc., Corporate Office, 1373 Boggs Drive, Mount Airy, North Carolina, for the following purposes:

1. To elect three directors of the Company for a three-year term as set forth in the accompanying Proxy Statement.

2.       To transact such other business as may be brought before the meeting.

         Shareholders of record at the close of business on December 2, 1996, are entitled to notice of and to vote at the meeting.


                                           By Order of the Board of Directors



                                           Gary D. Kniskern
                                           Secretary



Mount Airy, North Carolina
December 18, 1996


IF YOU DO NOT INTEND TO BE PRESENT AT THE MEETING, PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY PROMPTLY, SO THAT YOUR SHARES OF COMMON STOCK MAY BE REPRESENTED AND VOTED AT THE MEETING. A RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

                          INSTEEL INDUSTRIES, INC.
                              1373 Boggs Drive
                      Mount Airy, North Carolina 27030


                             ___________________

                               PROXY STATEMENT

                             ___________________


         This Proxy Statement is first being sent to shareholders on or about December 18, 1996, in connection with the solicitation of Proxies for use at the Annual Meeting of Shareholders of Insteel Industries, Inc. (the "Company"), to be held on Tuesday, February 4, 1997, and at any adjournment thereof.

         Unless authorization is withheld, the accompanying Proxy will be voted in favor of the three nominees named below to serve as directors of the Company. The nominees are presently serving as directors of the Company.



                            ELECTION OF DIRECTORS

         The Company's Bylaws provide that the number of directors, as determined from time to time by the Board of Directors, shall be not less than nine nor more than fifteen. The Board of Directors has fixed the number of directors at ten. The Bylaws further provide that directors shall be divided into three classes serving staggered three-year terms, with each class to be as nearly equal in numbers as possible.

         The Board of Directors has nominated the persons named below to serve a three-year term expiring at the 2000 Annual Meeting of Shareholders or until their successors are elected and qualify. Other directors will continue in office as indicated.

         It is not contemplated that any of the nominees will be unable or unwilling for good cause to serve; but, if that should occur, it is the intention of the agents named in the Proxy to vote for such other person or persons to the office of director as the Board of Directors may recommend.

NOMINEES TO SERVE UNTIL THE ANNUAL MEETING OF SHAREHOLDERS IN 2000:

        H.O. Woltz III, 40, a son of Howard O. Woltz, Jr., and a nephew of John
E. Woltz, has been employed by the Company and its subsidiaries in various capacities since 1978, and has been a director of the Company since 1986. From 1981 until August 1989, he served as President of Rappahannock Wire Company, a subsidiary of the Company. He served as Vice President of the Company from September 1988 to August 1989, when he was elected President and Chief Operating Officer. He was elected Chief Executive Officer in February 1991. Mr. Woltz also serves as President of Insteel Wire Products Company, the Company's operating subsidiary.

        Frances H. Johnson, 76, has been a director of the Company since 1982. She and members of her family have been investors in and have served as directors of the Company and its predecessors since 1958. She and members of her family own and manage Johnson Concrete Company, Salisbury, North Carolina (a manufacturer of concrete block and pipe), of which she is President; Carolina Stalite Company (a manufacturer of expanded slate), of which she is managing partner; and B.V. Hedrick Gravel & Sand Co. (a producer of gravel, sand and crushed stone), of which she is a director.

        Charles B. Newsome, 59, has been a director of the Company since 1982. He is Executive Vice President and General Manager of Johnson Concrete Company and General Manager of Carolina Stalite Company, with which he has been affiliated for more than 20 years. Mr. Newsome serves on the Audit Committee of the Company's Board of Directors.


DIRECTORS WHOSE TERMS EXPIRE AT THE ANNUAL MEETING OF SHAREHOLDERS IN 1999:

        John E. Woltz, 70, a brother of Howard 0. Woltz, Jr., has been a director of the Company since 1958. Mr. Woltz served as Director (1950-1988), Chairman of the Board (1975-1988), President (1958-1984) and Chief Executive Officer (1984-1988) of Quality Mills, Inc., which, until its acquisition on December 6, 1988, by Russell Corporation, was a publicly held corporation engaged in the business of manufacturing and marketing knit wearing apparel and fabrics. He is currently retired. Mr. Woltz serves on the Executive Compensation Committee of the Company's Board of Directors.

        W. Allen Rogers, II, 50, has been a director of the Company since 1986. Mr. Rogers has been a Managing Director of KPMG BayMark Capital LLC, an investment banking firm, since August 1995. Prior to August 1995, Mr. Rogers served as a Senior Vice President of Interstate/Johnson Lane Corporation (1986-1995), and a director of Interstate/Johnson Lane Corporation and managing director of that firm's corporate finance department (1990-1995).

        Joseph D. Noell, III, 56, has been a director of the Company since 1991, and he currently serves as President of the Insteel Wire Products Division of Insteel Wire Products Company, the Company's operating subsidiary. Mr. Noell began his employment with the Company as Vice-President-Commercial of Rappahannock Wire Company and, from 1989 to

1993 as president of that subsidiary. From 1991 to 1993 he also served as president of two other subsidiaries both of which merged in 1993 with Rappahannock Wire to become Insteel Wire Products Company.


DIRECTORS WHOSE TERMS EXPIRE AT THE ANNUAL MEETING OF SHAREHOLDERS IN 1998:

       Howard O. Woltz, Jr., 71, has been employed by the Company and its predecessors in various capacities for more than 35 years and has been a director and Chairman of the Board since 1958 and was President from 1958 to 1968 and from 1974 to 1989. A licensed attorney, Mr. Woltz also served as a Vice President (1950-1988), General Counsel (1951-1988) and a director (1951-1988) of Quality Mills, Inc., which, until its acquisition on December 6, 1988, by Russell Corporation, was a publicly held corporation engaged in the business of manufacturing and marketing knit wearing apparel and fabrics.

       Thomas J. Cumby, 69, was employed by the Company and its predecessors in various capacities for 27 years and was Executive Vice President of the Company in charge of the Precast Division from 1975 until March of 1988 when the Precast Division was sold. He has been a director of the Company since 1974. Mr. Cumby remained in Mount Airy, N.C., with the precast operation that became Exposaic Industries, Inc. of North Carolina. He currently is an independent architectural concrete consultant.

       C. Richard Vaughn, 57, a director of the Company since 1991, has been employed since 1967 by John S. Clark Company, Inc., a general building contracting company. Mr. Vaughn served as Vice President of John S. Clark from 1967-1970, President from 1970-1988 and Chairman of the Board and CEO from 1988 to the present. He also is Chairman of Riverside Building Supply, Inc. Mr. Vaughn serves as Chairman of the Executive Compensation Committee of the Company's Board of Directors.

       Louis E. Hannen, 58, served Wheat, First Securities, Inc., in Richmond, Virginia, in various capacities from 1975 until his retirement in December of 1993 at which time he was Senior Vice President. Mr. Hannen had 30 years of experience in the securities analysis and research field starting with the U.S. Securities and Exchange Commission in 1963. Mr. Hannen then worked for Craigie and Company in Richmond (1965-1970) and Legg Mason in Baltimore (1970-1975) before joining Wheat, First Securities. Mr. Hannen serves as Chairman of the Audit Committee of the Company's Board of Directors.

                           PRINCIPAL SHAREHOLDERS

         As of December 2, 1996, to the knowledge of management, the only persons owning beneficially more than five percent (5%) of the Company's Common Stock, its only class of voting security, are as follows:


                                                                        Amount and Nature of                  Percent of
       Name and Address of Beneficial Owner                            Beneficial Ownership (1)                 Class
------------------------------------------------                       ------------------------             --------------
  Howard O. Woltz, Jr.                                                     710,429 (2) (3)                       8.4%
   819 Greenhill Road
   Mount Airy, NC

  Frances H. Johnson                                                       682,470 (4)                           8.1%
   1235 West Henderson Street
   Salisbury, NC

  John E. Woltz                                                            644,407 (2) (5)                       7.6%
   815 Greenhill Road
   Mount Airy, NC

  Johnson Concrete Company                                                 620,263 (4)                           7.4%
   P.O. Box 1037
   Salisbury, NC

  Franklin Advisors                                                        635,400 (6)                           7.4%
  777 Mariners Island Boulevard
  San Mateo, CA

_____________________________________

(1) Except as otherwise indicated, each shareholder has sole voting and sole investment power with respect to the shares beneficially owned by such shareholder. The numbers shown include shares obtainable within 60 days of December 2, 1996, upon the exercise of stock options.

(2) The shares shown as being beneficially owned by John E. Woltz and Howard 0. Woltz, Jr., include 145,845 shares (1.7%) held by two trusts of which they and a bank are trustees. The trustees share voting and investment power with respect to such shares.

(3) Includes 111,748 shares owned by the wife of Howard 0. Woltz, Jr., beneficial ownership of which is disclaimed.

(4) Johnson Concrete Company owns of record 620,263 shares of the Company's Common Stock. These shares are beneficially owned by Frances H. Johnson, who is President of Johnson Concrete Company, and as such, has voting and dispositive power over the shares of the Company's Common Stock owned of record by such company. Johnson Concrete Company is owned by Mrs. Johnson and her four children.

(5) Includes 7,751 shares owned by the wife of John E. Woltz, beneficial ownership of which is disclaimed.

(6) Updated as of November 26, 1996 with information provided by the named beneficial owner.

                       SECURITY OWNERSHIP OF MANAGEMENT

      As of December 2, 1996, directors, nominees for director and executive officers of the Company beneficially own shares of the Company's Common Stock as follows:

                                                   Amount and Nature of Beneficial                     Percent of
           Name of Individual or Group                      Ownership (1)                                 Class
-----------------------------------------------    -------------------------------                     -----------
  Thomas J. Cumby                                            24,316                                     Less than
                                                                                                            1%

  Louis E. Hannen                                            19,781                                     Less than
                                                                                                            1%

  Frances H. Johnson                                         See "Principal
                                                             Shareholders."

  Charles B. Newsome                                         45,654                                     Less than
                                                                                                            1%

  Joseph D. Noell, III                                       50,315                                     Less than
                                                                                                            1%

  W. Allen Rogers, II                                        15,330                                     Less than
                                                                                                            1%

  C. Richard Vaughn                                          30,611                                     Less than
                                                                                                            1%

  Howard 0. Woltz, Jr.                                       See "Principal
                                                             Shareholders."

  H. 0. Woltz III                                            227,792                                       2.7%

  John E. Woltz                                              See "Principal
                                                             Shareholders."

  Gary D. Kniskern                                           19,841                                     Less than
                                                                                                            1%

  Michael C. Gazmarian                                       18,017                                     Less than
                                                                                                            1%


  All directors, nominees for director and executive         2,464,964                                   28.7%
  officers of the Company as a group (a total of 12
  persons)

_____________________________________

(1) Except as otherwise indicated, each director, nominee for director and executive officer has sole voting and sole investment power with respect to the shares beneficially owned by such shareholder. The numbers shown include shares obtainable within 60 days of December 2, 1996, upon the exercise of stock options.

                            EXECUTIVE COMPENSATION


EXECUTIVE COMPENSATION COMMITTEE REPORT

         The Executive Compensation Committee of the Board of Directors (the "Committee") administers the Company's executive compensation program and works with management in developing and implementing new programs as well as making appropriate changes to existing programs. The Company's existing executive compensation program is comprised of the following elements:

       1.    Base salaries
       2.    Annual incentive plan
       3.    Long-term incentive plan (stock options)


Base Salaries

         During 1993, the Committee engaged a compensation consulting firm to study the relationships of the Company's executive base salaries to comparable companies and to broadbased survey information. The Committee concluded that executive base salaries should be set at approximately 64% of the median market level as indicated by the published survey data studied. The Committee made this recommendation to encourage performance and to maintain competitive compensation. The Committee believes this program will allow the Company to retain key executives and to compete effectively for executive management expertise.

         For the calendar year 1996, the Committee recommended and the Board of Directors approved salary adjustments to the executive officers as follows: at the request of Howard 0. Woltz, Jr., Chairman of the Board, his salary was reduced to $120,000; H. 0. Woltz, III, President and CEO, no change; Gary D. Kniskern, Vice President- Administration and Secretary, increase to $108,500; Michael C. Gazmarian, CFO and Treasurer, no change. The Committee also recommended and the Board approved a plan to change the base salary year for executive officers from a calendar year to a fiscal year basis. This plan will be effective with the 1997 fiscal year.


Annual Incentive Compensation

         The Company has in effect an annual bonus plan under which executive officers receive a percentage of their salary as a cash bonus after return on equity exceeds 10%. An executive officer may receive up to a maximum of 50% of base compensation if return on beginning equity is 25% or greater. Based on return on beginning equity for fiscal 1995, no executive bonuses were paid out. Based on return on beginning equity for fiscal 1996, no executive bonuses will be paid under this plan.

Long-term Incentive Plan (Stock Options)

  At the Annual Meeting of Shareholders, February 7, 1995, shareholders approved the 1994 Employee Stock Option Plan of Insteel Industries, Inc. At the annual director's meeting, the Committee recommended and the Board of Directors approved a plan for top level management personnel, which includes executive officers, to issue regular grants of stock options, whereby executive officers would receive stock options with market value of $50,000 annually in semi-annual installments in February and August. During 1996, executive officers each received option grants totaling 7,079 shares of the Company's Common Stock.

  The Committee believes that the executive compensation program should be weighted heavily toward performance-based awards, with conservative base salaries. The Company believes its return on equity bonus plan and its incentive stock option plan fulfill this objective.


Specifics of 1996 CEO Compensation

         During 1996, the compensation of the Chief Executive Officer, H. 0. Woltz III, consisted of the following:

             Base salary of $204,080.

             In 1996, Mr. Woltz received no payment from the annual incentive plan as return on equity did not reach the minimum requirement for the plan.

             Mr. Woltz received a grant of stock options for 7,079 shares of the Company's Common Stock during fiscal 1996.


Policy with Respect to the $1 Million Deductible Limit

        During 1993, Section 162(m) was added to the Internal Revenue Code (the "Code") that generally limits amounts that can be deducted for compensation paid to executives to $1 million, unless certain requirements are met. No executive receives compensation in excess of $1 million; and therefore, there are no compensation amounts that are nondeductible at present. The Committee will monitor the applicability of this section of Code to the Company's compensation program.

                                         Executive Compensation Committee

                                         C. Richard Vaughn
                                         John E. Woltz

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       The Executive Compensation Committee is comprised of C. Richard Vaughn, Chairman, and John E. Woltz. C. Richard Vaughn is Chairman of the Board of John S. Clark Company, Inc. ("Clark"), a general building contractor located in Mount Airy, North Carolina, and doing business throughout the southeastern United States. During fiscal 1996, Clark completed construction of a new manufacturing facility for the Company in Andrews, South Carolina, for production of collated fasteners. Also during fiscal 1996, Clark began construction of an addition to the manufacturing facility located in Fredericksburg, Virginia to allow the plant to manufacture tire bead wire. Payments made to Clark during fiscal 1996 amounted to $1,342,000. In the past Clark has built manufacturing facilities and offices for the Company as well as several additions and renovations.

SUMMARY COMPENSATION TABLE

       The table below provides information regarding the cash compensation paid by the Company for services in all capacities during the years ended September 30, 1996, 1995 and 1994 to all executive officers of the Company:

                          SUMMARY COMPENSATION TABLE

==========================================================================================================================
                                                                                                            All Other
                                                                                         Long-Term         Compensation
                                                                  Annual               Compensation     (Split-Dollar Life
                                                               Compensation               Awards          Insurance, ESOP,
                                                            ---------------------------------------         Supplemental
                                                                                        Securities       Retirement, Group
  Name and                                    Fiscal                       Bonus        Underlying           Term Life
  Principal Position                           Year          Salary($)      ($)         Options (#)      Insurance)($)(1)
--------------------------------------------------------------------------------------------------------------------------
  Howard 0. Woltz, Jr.                         1996         130,172          -             7,079              3,834
  Chairman of the Board                        ---------------------------------------------------------------------------
                                               1995         164,080          -             6,508              3,451
                                               ---------------------------------------------------------------------------
                                               1994         163,400          -            12,000              2,660
--------------------------------------------------------------------------------------------------------------------------
  H. 0. Woltz III                              1996         204,080          -             7,079                243
  President and Chief Executive                ---------------------------------------------------------------------------
  Officer                                      1995         204,080          -             6,508                225
                                               ---------------------------------------------------------------------------
                                               1994         203,400          -            12,000              3,533
--------------------------------------------------------------------------------------------------------------------------
  Gary D. Kniskern                             1996         107,900          -             7,079                504
  Vice President-Administration and            ---------------------------------------------------------------------------
  Secretary                                    1995         106,080          -             6,508                481
                                               ---------------------------------------------------------------------------
                                               1994         105,400          -            12,000              2,381
--------------------------------------------------------------------------------------------------------------------------
  Michael C. Gazmarian                         1996          95,000          -             7,079                207
  Chief Financial Officer and                  ---------------------------------------------------------------------------
  Treasurer                                    1995          87,083          -             6,508                198
                                               ---------------------------------------------------------------------------
                                               1994             -            -             20,000                -
==========================================================================================================================

(1) Represents the current dollar value of the benefit to the executive officer of the remainder of the premium paid by the Company during the fiscal year under its Split Dollar Life Insurance Plan.

STOCK OPTION GRANTS

         The table below provides information regarding stock options granted to executive officers of the Company during fiscal 1996:

                                      OPTION GRANTS IN LAST FISCAL YEAR
==============================================================================================================================
                               Individual Grants                                           Potential Realizable Value at
--------------------------------------------------------------------------------------      Assumed Annual Rates of Stock
                      Number of         Percent of                                          Price Appreciation for Option
                      Securities       Total Options                                                 Term
                      Underlying        Granted to        Exercise or                     ------------------------------------
                       Options         Employees in       Base Price       Expiration
      Name             Granted         Fiscal Year         ($/Share)          Date          5 % ($)               10% ($)
------------------------------------------------------------------------------------------------------------------------------
Howard 0. Woltz, Jr.     3,571              4.5%             $7.00          02/13/06           $15,720            $39,839
                     ---------------------------------------------------------------------------------------------------------
                         3,508              4.4%             $7.13          08/06/06           $15,719            $39,835
------------------------------------------------------------------------------------------------------------------------------
H. 0. Woltz III          3,571              4.5%             $7.00          02/13/06           $15,720            $39,839
                     ---------------------------------------------------------------------------------------------------------
                         3,508              4.4%             $7.13          08/06/06           $15,719            $39,835
------------------------------------------------------------------------------------------------------------------------------
Gary D. Kniskern         3,571              4.5%             $7.00          02/13/06           $15,720            $39,839
                     ---------------------------------------------------------------------------------------------------------
                         3,508              4.4%             $7.13          08/06/06           $15,719            $39,835
------------------------------------------------------------------------------------------------------------------------------
Michael C. Gazmarian     3,571              4.5%             $7.00          02/13/06           $15,720            $39,839
                     ---------------------------------------------------------------------------------------------------------
                         3,508              4.4%             $7.13          08/06/06           $15,719            $39,835
==============================================================================================================================

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUE

         The table below provides information regarding stock options exercised during fiscal 1996 and the value of options outstanding at September 30, 1996, for all executive officers of the Company:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

====================================================================================================================================
                                Shares                         Number of Securities
                               Acquired                    Underlying Unexercised Options        Value of Unexercised in-the-Money
                                  on         Value             at Fiscal Year-End (#)                Options at Fiscal Year-End($)
                               Exercise    Realized      ---------------------------------      ------------------------------------
              Name                (#)         ($)         Exercisable       Unexercisable       Exercisable            Unexercisable
------------------------------------------------------------------------------------------------------------------------------------
     Howard 0. Woltz, Jr.            -           -            11,217            14,370               0                          0
------------------------------------------------------------------------------------------------------------------------------------
       H. 0. Woltz III             6,854      $8,391          11,217            14,370               0                          0
------------------------------------------------------------------------------------------------------------------------------------
       Gary D. Kniskern              -           -            11,217            14,370               0                          0
------------------------------------------------------------------------------------------------------------------------------------
     Michael C. Gazmarian            -           -            16,017            17,570               0                          0
------------------------------------------------------------------------------------------------------------------------------------

  PENSION PLAN

        The Company has a pension plan for all of its employees. Upon an employee's retirement at age 65 (or, at the employee's option, up to 10 years earlier with a minimum of 15 years of service), the plan provides for annual retirement benefits equal to 0.6 % of the participant's final average compensation for each year of creditable service, plus 0.55% of the participant's final average compensation in excess of current year's covered compensation for each year of creditable service not to exceed 35 years. Final average compensation is the five highest consecutive plan years within the last 10 plan years during which the participant worked as an employee. Bonus income is excluded. Retirement benefits are paid in monthly installments, using one of several forms of annuity at the employee's election. Lump sum or other forms of payment may be made with the consent of the Benefits Committee administering the plan, subject to restrictions specified in the plan. Messrs. Kniskern, Gazmarian and H. 0. Woltz III are members of the Benefits Committee.

        The following table presents estimated annual benefits payable from the plan upon normal or delayed retirement to persons in specified remuneration and years of credited service classifications. The amounts shown assume the current maximum social security benefit and that an election has been made for benefits to be payable for the employee's life only.

                               PENSION PLAN TABLE

                                                         Years of Service
Remuneration($)                    15            20             25            30            35
--------------------------------------------------------------------------------------------------
  125,000                        19,292        25,722         32,153        38,583        45,014
--------------------------------------------------------------------------------------------------
  150,000                        23,604        31,472         39,340        47,208        55,076
--------------------------------------------------------------------------------------------------
  175,000                        23,604        31,472         39,340        47,208        55,076
--------------------------------------------------------------------------------------------------
  200,000                        23,604        31,472         39,340        47,208        55,076
--------------------------------------------------------------------------------------------------
  225,000                        23,604        31,472         39,340        47,208        55,076
--------------------------------------------------------------------------------------------------
  250,000                        23,604        31,472         39,340        47,208        55,076

(A)    Compensation covered by the plan

       Annual compensation used in the determination of the benefits in the above Pension Plan Table is limited to $150,000. This is the amount approved by the Secretary of the Treasury for 1996.

(B)    Credited for years of service:     Howard 0. Woltz, Jr.                35 years
                                          H. 0. Woltz III                     17 years
                                          Gary D. Kniskern                    16 years


(C) Benefits are computed as a straight-life annuity. Benefits are equal to 0.6% of compensation for each year of creditable service, plus 0.55% of compensation in excess of the current year's covered compensation for each year of creditable service not to exceed 35 years. The current year's covered compensation amount is derived from the Covered Compensation Table and is updated each year for increases in the Social Security taxable wage base. The amount used in calculating the benefits in the Pension
       Plan Table above is $27,528. This assumes a participant born in 1931 who is retiring at age 65 in 1996.

RETIREMENT SAVING PLAN

        The Board of Directors adopted, effective May 1, 1996, the Retirement Savings Plan of Insteel Industries, Inc. The Retirement Savings Plan is an amendment and restatement of the Employee Stock Ownership Plan of Insteel Industries, Inc., which was adopted effective October 1, 1988. The plan is a stock bonus plan which allows pre-tax employee contributions and is intended to be qualified within the meaning of Sections 401(a) and 401(k) of the Internal Revenue Code.

        The plan has two purposes. The first purpose of the plan is to allow participating employees to defer up to ten percent of their compensation before income taxes. The second purpose of the plan is to enable participating employees to acquire a stock ownership interest in the Company, thereby permitting such employees to share in the growth and prosperity of the Company and providing such employees with an opportunity to accumulate capital for their future economic security. All full-time employees of the Company are eligible to participate, and participation commences on the April 1 or October 1 following the employee's completion of at least 90 days of service with the Company.

        Contributions to the plan are made by employee salary reduction and by the Company, as determined by the Board of Directors. During fiscal 1996, the Company made contributions totaling $85,010. In August 1990, the Board of Directors authorized the Company to lend the plan $500,000 to purchase Company stock which, according to the plan, is held in a suspense account and allocated to the participants as the loan is repaid.

        The assets of the plan are held in a trust created under the plan. Effective as of May 1, 1996, the trustee is Marshall & Ilsley Trust Company. Prior to May 1, 1996, the trustees were H. 0. Woltz III, Gary D. Kniskern and Michael C. Gazmarian. Employee contributions are invested by the Trustee in several mutual fund options as directed by the employee-participant. The trustee will invest Company contributions primarily in Company stock through the repayment of the ESOP loan, but it may select other investments as well. Purchases of Company stock can be made from the Company, in the open market or in private transactions, but the price paid cannot exceed the fair market value thereof on the purchase date.

        As of September 30 of each year, the assets of the trust are valued, and the portion thereof released from suspense is allocated to the accounts of plan participants employed at that date. Such allocation is made on the percentage basis that a participant's benefit compensation bears to the benefit compensation of all participants for the year. Allocations thus made, both shares of Company stock and other investments, become immediately vested in participants' accounts for payment upon retirement or death or, in some cases, upon disability.

        Benefits are paid in a lump sum cash payment, unless a participant or his or her beneficiary elects a delayed payment permitted in certain instances or unless a participant elects in writing to receive the entire benefit in Company stock. The benefit amount is determined by the value of trust assets following retirement, death or disability or other termination of employment.

         Unallocated shares of Company stock and allocated shares not voted by the participants are voted by the Trustee. The Trustees may buy or sell shares owned by the trust, and the additional shares acquired as well as the proceeds of shares sold are allocated to participants' accounts as of each September 30. As of September 30, 1996, the trust owned 121,977 shares of the Company's stock. The beneficial ownership of Company stock shown elsewhere in this proxy statement does not include shares allocated to the following accounts: H. O. Woltz III (406 shares) and Gary D. Kniskern (297 shares). Howard O. Woltz, Jr., having reached the mandatory distribution age of 70 1/2, received his allocated shares. Michael C. Gazmarian was not eligible for a benefit when the last allocation was made.

         The Board of Directors may amend or terminate the plan at any time, but accounts of participants would remain fully vested if the plan should be terminated. Day-to-day administration of the plan is the responsibility of the Company's Benefits Committee, the members of which are H.O. Woltz III, Gary D. Kniskern and Michael C. Gazmarian.

SUPPLEMENTAL RETIREMENT PLAN

         In December of 1984, the Company established a supplemental retirement plan for key employees selected by the Board of Directors, including the executive officers identified in the summary compensation table above that were employed at that time. Under the plan, participants (or, in the event of death, their designated beneficiaries) are entitled to cash benefits upon retirement at age 65, payable annually for 15 years. The benefits were fixed at adoption of the plan based on the value of life insurance policies purchased and calculated as of each participant's 65th birthday. Benefits are payable only if the participant is still an employee of the Company at age 65 or upon his death. Benefit payments will be reimbursed to the Company out of proceeds of the policy at the participant's death. Assuming retirement at age 65, the persons named in the table above would receive the following annual retirement benefits under the plan for 15 years: Howard 0. Woltz, Jr. ($8,802), H. 0. Woltz III ($221,523) and Gary D. Kniskern ($42,455).



BONUS PLAN

         Under the bonus plan in effect for fiscal 1996, 10% of the subsidiary company's net profit before taxes was set aside for bonus plan payments.
Within the subsidiary, the bonus pool was divided proportionally, based on base compensation, between manufacturing and sales/administrative personnel. The sales/administrative pool was distributed to each participant based on compensation. The manufacturing pool is further subdivided to each plant location based on contribution to gross profit and distributed to participants in each plant pool based on compensation.

         Company staff employees participate in the bonus plan receiving a percentage of their compensation as determined by a portion of the subsidiary company's overall profit-sharing percentage.

         Corporate officers do not participate in the bonus plan until return on equity reaches a minimum of 10%. At 10% return on equity, corporate officers each receive an amount equal to 12% of their respective annual compensation. This increases on a graduated basis to a maximum of 50% of annual compensation when return on equity reaches 25%. No amounts were distributed under the plan for fiscal 1996 to executive officers of the Company as reflected in the Summary Compensation Table above.

        Distributions are made in December of each year. In order to participate, employees must be employed continuously from the first day of the plan year through the distribution date. Continuing internal changes in the Company's organization have made changes in the bonus plan necessary.


EMPLOYEE STOCK OPTION PLANS

        On January 22, 1985, the Board of Directors and shareholders of the Company approved and adopted the 1985 Insteel Industries, Inc. Employee Incentive Stock Option Plan for the benefit of key employees of the Company.
The plan was amended in 1990 to increase the total number of shares covered by the plan to 684,905, after making adjustments incident to the 10% stock dividend paid during 1993.

        No options of Common Stock were granted under this plan during fiscal 1996. As of December 2, 1996, there are options outstanding covering 183,423 shares of Common Stock at an average exercise price of $10.1493 per share. By action taken by the Board of Directors on September 23, 1994, no further options may be granted under the plan, but options previously granted will remain until they are exercised or expire. The stock option plan has been registered with the Securities and Exchange Commission.

        On February 7, 1995, shareholders approved and adopted the 1994 Employee Stock Option Plan of Insteel Industries, Inc. for the benefit of key management employees of the Company. Under the plan, 750,000 shares of Common Stock have been reserved for issuance upon the exercise of options granted under the plan. Options to purchase 80,080 shares of Common Stock were granted during fiscal 1996. As of December 2, 1996, there are options to purchase 161,316 shares outstanding at an average exercise price of $7.4616 per share. Benefits that may be granted under the plan to persons who are executive officers or directors of the Company cannot be ascertained in advance. The plan has been registered with the Securities and Exchange Commission.


DIRECTOR STOCK OPTION PLANS

        On August 21, 1990, the Board of Directors of the Company, subject to shareholder approval, approved and adopted the 1990 Director Stock Option Plan of Insteel Industries, Inc. for the benefit of non-employee directors of the Company. Shareholders approved the plan at the Annual Meeting of Shareholders held on February 5, 1991. The total number of shares covered by the plan increased to 133,100 after making adjustments incident to the 10% stock dividend paid during 1993.

        As of December 2, 1996, there are options outstanding covering 53,300 shares of Common Stock at an average exercise price of $9.9722 per share. The options are exercisable over five years in increments of 20% per year, beginning with the date of grant. Optionees, are John E. Woltz, Thomas J. Cumby, Frances
H. Johnson, Charles B. Newsome, W. Allen Rogers (each with 6,665 shares exercisable at an exercise price of $10.4375 per share) and C. Richard Vaughn (19,975 shares exercisable at an average exercise price of $9.3159 per share). During fiscal 1995, John E. Woltz, Frances H. Johnson, Charles B. Newsome and
W. Allen Rogers each surrendered options to purchase

13,310 shares of Common Stock at an exercise price of $6.0105 and received
3,151 shares of Common Stock and cash as payment of an amount equal to the difference between the option price and the fair market value of the shares subject to the option on the date of surrender. By action taken by the Board of Directors on September 23, 1994, no further options may be granted under the plan, but options previously granted will remain until they are exercised or expire. The stock option plan has been registered with the Securities and Exchange Commission.

         On February 7, 1995, shareholders approved and adopted the 1994 Director Stock Option Plan of Insteel Industries, Inc. for the benefit of nonemployee directors of the Company. Under the plan, 200,000 shares of Common Stock have been reserved for issuance upon the exercise of options granted under the plan. The plan provides that, following the close of business of the Company on the date of each annual meeting of shareholders, beginning in 1995, each nonemployee director will receive an option to purchase 2,000 shares of the Company's Common Stock exercisable at the fair market value of the Common Stock on the date of grant. During fiscal 1996, options to purchase 2,000 shares at an exercise price of $7.00 were granted to each outside director of the Company. Under the plan, each nonemployee director, will receive options to purchase 2,000 shares of the Company's Common Stock at the close of business on February 4, 1997. The options will be exercisable at the per share fair market value of the Common Stock on that date. The plan has been registered with the Securities and Exchange Commission. The nonemployee directors anticipated to be eligible under the plan and the benefits to be received are as follows:

                                                                Dollar Value     Number of
  Name                                                             ($)(1)         Shares
-----------------------------------------------               ---------------- ------------
  Thomas J. Cumby                                                  $16,000         2,000

  Louis E. Hannen                                                   16,000         2,000

  Frances H. Johnson                                                16,000         2,000

  Charles B. Newsome                                                16,000         2,000

  W. Allen Rogers, II                                               16,000         2,000

  C. Richard Vaughn                                                 16,000         2,000

  John E. Woltz                                                     16,000         2,000
                                                              ---------------- ------------
                                                                  $112,000        14,000

(1)      Based on the closing price of the Company's Common Stock on December
         4, 1996.

         On February 7, 1995, the Board of Directors of the Company adopted a non-qualified stock option plan for the benefit of Louis E. Hannen, a newly elected director. Under the plan, Mr. Hannen was granted an option to purchase 19,965 shares of the Company's Common Stock at the exercise price of $7.875. The options vest 20% per year beginning February 7, 1995, and the options expire February 7, 2005. The plan is not registered with the Securities and Exchange Commission.



REMUNERATION OF DIRECTORS

         Each of the Company's outside directors receives an annual director's fee of $4,800 plus reimbursement of expenses incurred as a director. Directors who are also employees receive no such fees. Members of the Audit and Executive Compensation Committees receive a fee of $300 for each meeting of the Committee. Non-employee directors are eligible to receive stock options under the Director Stock Option Plan.


                    TRANSACTIONS WITH MANAGEMENT AND OTHERS

       C. Richard Vaughn, a director, is Chairman of the Board of John
S. Clark Company, Inc. ("Clark"), a general building contractor located in Mount Airy, North Carolina, and doing business throughout the southeastern United States. During fiscal 1996, Clark completed construction of a new manufacturing facility for the Company in Andrews, South Carolina for production of collated nails. Also during fiscal 1996, Clark began construction of an addition to the manufacturing facility located in Fredericksburg, Virginia to allow the plant to manufacture tire bead wire. Payments made to Clark during fiscal 1996 amounted to $1,434,000. In the past Clark has built manufacturing facilities and offices for the Company as well as several additions and renovations.

       W. Allen Rogers, II, a director, is Managing Director of KPMG
BayMark Capital LLC ("BayMark"). BayMark served as an agent for the Company in discussions with a possible acquisition candidate. Mr. Rogers previously was Senior Vice President of Interstate/Johnson Lane Corporation, a stock brokerage and investment banking company that served as one of two standby purchasers in connection with the redemption of the Company's debentures in December, 1992.

       Management believes that amounts paid by the Company in connection with the transactions described above are reasonable and no less favorable to the Company than would have been paid pursuant to arms' length transactions with unaffiliated parties. Transactions in the future between the Company and its officers, directors, principal shareholders, or affiliates of any of them, will be on terms no less favorable to the Company than could be obtained from unaffiliated parties.

                               PERFORMANCE GRAPH

         The following graph compares the cumulative total shareholder return on the Company's Common Stock, based on the market price of the Common Stock and assuming reinvestment of dividends, with the cumulative total return of companies on the Standard & Poor's 500 Index and the Standard & Poor's Manufacturing (Diversified Industrial) Index. The indices are included for comparison purposes only and do not necessarily reflect management's opinion that these indices are appropriate measures of the relative performance of the Company's Common Stock. The graph is not intended to forecast or be indicative of the future performance of the Company's Common Stock.

         The performance graph shall not be deemed incorporated by reference in any filing made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.


               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
             AMONG INSTEEL INDUSTRIES, INC., THE S & P 500 INDEX
               AND THE S & P MANUFACTURING (DIVERSIFIED) INDEX

                                                                   Cumulative Total Return
                                                   ------------------------------------------------------
                                                   9/91        9/92      9/93      9/94     9/95     9/96
INSTEEL INDS INC.                    III           100         151        161      150      132      125

S & P 500                            1500          100         111        125      130      169      203

S & P MANUFACTURING (DIVERSIFIED)    IMNV          100         105        125      138      184      237

* $100 INVESTED ON 9/30/91 IN STOCK OR INDEX-
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING SEPTEMBER 30.

                              CORPORATE GOVERNANCE

          The Company's Board of Directors held five meetings during fiscal 1996. All directors attended at least 75% of the meetings of the Board of Directors and of all committees on which they serve.

         The Company's Board of Directors does not have a nominating committee. The full Board of Directors performs the functions that a nominating committee might provide.

         There is an Executive Committee comprised of Howard O. Woltz, Jr. (Chairman), H.O. Woltz III and Joseph D. Noell, III. The Executive Committee, which did not meet during fiscal 1996, may exercise generally the power and authority of the Board of Directors during intervals between meetings of the Board of Directors.

         There is an Audit Committee, comprised of Louis E. Hannen (Chairman) and Charles B. Newsome. The Audit Committee, which met twice during fiscal 1996, recommends to the Board of Directors the selection of independent auditors and approves the nature and scope of services performed by such auditors and reviews the range of fees for such services. This Committee confers with the independent auditors to review the results of the audit and to review the adequacy of the Company's internal auditing, accounting and financial controls. The Committee also assists the Board of Directors with respect to the corporate reporting practices of the Company.

         There is an Executive Compensation Committee comprised of C. Richard Vaughn (Chairman) and John E. Woltz. See "Executive Compensation - Executive Compensation Committee Report," above. The Executive Compensation Committee met twice during fiscal 1996.


                              INDEPENDENT AUDITORS

         During fiscal 1995, the Board of Directors appointed KPMG Peat Marwick LLP, Charlotte, North Carolina to replace Deloitte & Touche LLP as the Company's independent auditors. The appointment followed a search and proposal procedure resulting in a recommendation by the Audit Committee to appoint KPMG Peat Marwick LLP to the position. Management was aware of no direct financial interest or any material indirect financial interest existing between the Company and its auditors.

         During fiscal 1996, after consideration of issues relating to the possibility that the Company's independent accountants, KPMG Peat Marwick, might be determined not to be independent with respect to the Company and having due regard for the Company's need to have independent accountants to report on its financial statements, the Audit Committee of the Board of Directors has recommended that the Company dismiss KPMG Peat Marwick as the Company's independent accountants for the fiscal year ending September 30, 1996. The Audit Committee recommended that Arthur Andersen LLP be appointed to serve as the Company's independent accountants for the fiscal year ending September 30, 1996 and the Board concurred with the recommendation.

        The Company's independent auditors are selected annually by the Board of Directors upon recommendation of the Audit Committee. A representative from Arthur Andersen LLP is expected to be present at the Annual Meeting of Shareholders with the opportunity to make a statement if he desires to do so and to answer any questions that concern the firm's work for the Company.

                                    GENERAL

        The accompanying Proxy is solicited by and on behalf of the Board of Directors of the Company, and the entire cost of such solicitation will be borne by the Company. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to their principals, and the Company will reimburse them for their reasonable expenses in so doing.

        The Board of Directors has fixed December 2, 1996, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. On December 2, 1996, there were 8,435,461 outstanding shares of Common Stock of the Company, each entitled to one vote. According to the laws of North Carolina, under which the Company is incorporated, shareholders do not have cumulative voting rights in connection with the election of directors as long as the Company has securities registered under the Securities Exchange Act of 1934 at the record date for determining shareholders eligible to vote at the meeting. Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. With regard to the election of directors, votes may be cast in favor or withheld. Votes that are withheld will be excluded entirely from the vote and will have no effect, although they will be counted for purposes of establishing the presence of a quorum. Under the rules of the New York Stock Exchange, Inc., brokers who hold shares in street name for customers have authority to vote on certain items when they have not received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of directors.

        Where a choice is specified on any Proxy as to the vote on any matter to come before the meeting, the Proxy will be voted in accordance with such specification. If no specification is made but the Proxy is properly signed, the shares represented thereby will be voted in favor of each proposal. Such proxies, whether submitted by shareholders of record or by brokers holding shares in street name for their customers ("broker non-votes"), will be voted in favor of nominees for directors. Broker non-votes will not be counted either way in voting on other matters (where direction of beneficial owners is required) and, therefore, will have the effect of negative votes.

        Any shareholder submitting the accompanying Proxy has the right to revoke it by submitting a later dated proxy or by notifying the Secretary of the Company in writing at any time prior to the voting of the Proxy. A Proxy is suspended if the person giving the Proxy attends the meeting and elects to vote in person.

        Management is not aware that any matters, other than the matters specified above, will be presented for action at the meeting, but, if any other matters do properly come before the meeting, the persons named as agents in the Proxy will vote upon such matters in accordance with their best judgment.

DEADLINE FOR SHAREHOLDERS' PROPOSALS

        Any shareholder desiring to present a proposal for action at the Company's 1998 Annual Meeting must deliver the proposal to the Company at its principal executive offices no later than September 30, 1997.

                                            By Order of the Board of Directors


                                            Gary D. Kniskern
                                            Secretary

Mount Airy, North Carolina
December 18, 1996

                                                                      APPENDIX A

                                    PROXY

                           INSTEEL INDUSTRIES, INC.

             1373 Boggs Drive - Mount Airy, North Carolina 27030

                   PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

                               February 4, 1997

Howard O. Woltz, Jr., H.O. Woltz III and Joseph D. Noell, III, and each of them, are appointed as agents of the undersigned to vote as proxies for the undersigned at the Annual Meeting of Shareholders to be held on Tuesday, February 4, 1997, and at any adjuournment thereof, as follows:

(1)     ELECTION OF THREE DIRECTORS
        / / VOTE FOR all nominees listed below          / / WITHHOLD AUTHORITY
        (except as marked to the contrary)              to vote for all nominees
                                                        listed below

        Nominees: H.O. Woltz III, Frances H. Johnson, Charles B. Newsome

        INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME

(2) To vote, in the discretion of said agents, upon such other business as may properly come before the meeting.

PLEASE SIGN AND RETURN IN THE ENCLOSED POSTAGE-PAID ENVELOPE.  SEE OTHER SIDE.
                 (continued and to be signed on reverse side)




________________________________________________________________________________

                          (continued from other side)


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO CHOICE IS INDICATED ABOVE WITH RESPECT TO ANY MATTER WHERE A BALLOT IS PROVIDED, THE PROXY WILL BE VOTED FOR SUCH MATTER.


Dated_____________________              ___________________________________

                                        ___________________________________

                                        ___________________________________
                                                     SIGNATURES
                                        NOTE: Please date and sign exactly as
                                        the name appears hereon.  If stock is
                                        registered in more than one name, each
                                        holder should sign.

               IMPORTANT! PLEASE SIGN, DATE AND RETURN PROPERLY.